Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Energy Partners, Ltd.:

We consent to the use of our reports dated August 3, 2009, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated herein by reference.

Our report dated August 3, 2009 contains an explanatory paragraph that states that the Company filed voluntary petitions on May 1, 2009 for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended, in the United States Bankruptcy Court that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated August 3, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008, expressed our opinion that EPL Ltd and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of the material weaknesses on the achievement of the objectives of the control criteria and contains a statement that material weaknesses in the control environment over financial reporting, complex and nonroutine accounting matters, and controls over the period end financial reporting process have been identified and are included in management’s assessment in Item 9A(b) of the 2008 Annual Report on Form 10-K.

New Orleans, Louisiana

September 28, 2009